Exhibit 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As disclosed in its Quarterly Report on Form 10-Q for the period ended March 31, 2006, Southwest adopted Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment" (SFAS 123R) effective January 1, 2006, using the modified retrospective transition method. SFAS 123R requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value-based method. Under the modified retrospective method, prior years' results were retrospectively adjusted to give effect to the value of options granted in fiscal years beginning on or after January 1, 1995.

In addition, in first quarter 2006, the Company began transitioning the maintenance program for performing planned airframe maintenance on its fleet of 737-300 and 737-500 aircraft. Due to the change in the nature of the maintenance activities performed, the Company changed its method of accounting for scheduled airframe and inspection repairs for 737-300 and 737-500 aircraft from the deferral method to the direct expense method, effective January 1, 2006. The Company recorded the change in accounting in accordance with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS 154), which was effective for calendar year companies on January 1, 2006. SFAS 154 requires that all elective accounting changes be made on a retrospective basis.

A summary of the changes in the Company's financial statements as a result of adopting SFAS No. 123(R) and changing its method of accounting for airframe maintenance is provided in Note 1 to the Consolidated Financial Statements. This MD&A has been updated to reflect the Company's results adjusted to conform to the adoption of SFAS No. 123(R) and the change in airframe maintenance accounting. As part of this update, the Company has deleted the majority of forward-looking statements made in its original Annual Report on Form 10-K for 2005. For current forward-looking statements related to the Company’s business, along with more current information on trends and other factors affecting our business, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

YEAR IN REVIEW

In 2005, Southwest posted a profit for its 33rd consecutive year, and also extended its number of consecutive profitable quarters to 59. Southwest’s 2005 profit was $484 million, representing a 125.1% increase compared to our 2004 profit of $215 million. This performance was driven primarily by strong revenue growth, as the Company grew capacity, and effective cost control measures, including a successful fuel hedge program. For the fifth consecutive year, the airline industry as a whole is expected to suffer a substantial net loss, as additional carriers filed for bankruptcy protection and many underwent or continued massive efforts to restructure or merge their businesses, gain wage concessions from their employees, and slash costs.

The revenue environment in the airline industry strengthened considerably throughout 2005. As a result of the extensive restructuring in the domestic airline industry in 2004 and 2005, several carriers reduced domestic capacity. Industry capacity reductions and strong demand resulted in high load factors for many airlines. In fact, Southwest set new monthly load-factor records for four separate months during 2005, and recorded a Company-record load factor of 70.7 percent for the full year. The Company was also able to modestly raise its fares over the course of the year, resulting in an increase in passenger revenue yield per RPM (passenger revenues divided by revenue passenger miles) of 2.8 percent compared to 2004. Unit revenue (total revenue divided by ASMs) also increased a healthy 4.7 percent compared to 2004 levels, as a result of the higher load factors and higher RPM yields.

The Company once again benefited from a strong fuel hedge and an intense focus on controlling non-fuel costs. As reflected in the Consolidated Statement of Income, the Company’s fuel hedging program resulted in a reduction to “Fuel and oil expense” during 2005 of $892 million. The Company’s hedge program also resulted in earnings variability throughout 2005, primarily due to unrealized gains and losses relating to fuel contracts settling in future periods, recorded in accordance with Statement of Financial Accounting Standard 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, as amended. For 2005, these amounts total a net gain of $110 million, and are reflected in “Other (gains) losses, net,” in the Consolidated Statement of Income.

Although the Company’s fuel hedge in place for 2006 is not as strong as that in 2005, absent a significant decrease from the current level of market energy prices the Company will continue to have a considerable competitive advantage compared to airlines that have not hedged fuel. The Company hopes to overcome the impact of higher anticipated 2006 fuel prices through improved revenue management and control of non-fuel costs. In 2005, the Company benefited from cost-control efforts instituted over the past 3 years. These efforts, combined with unit cost reductions in share-based compensation expense and maintenance materials and repairs, resulted in a reduction in non-fuel unit costs (cost per ASM) of 2.8 percent in 2005 compared to 2004. The Company’s Employees again increased their productivity and improved the overall efficiency of the Company’s operations. The Company’s headcount per aircraft decreased from 74 at December 31, 2004, to 71 at December 31, 2005. Furthermore, from the end of 2003 to the end of 2005, the Company’s headcount per aircraft decreased 16.5 percent.

The Company moves forward into 2006 with a focused and measured growth plan. The Company’s low-cost competitive advantage, protective fuel hedging position, and excellent Employees will allow Southwest to continue to react quickly to market opportunities. The Company added Pittsburgh, Pennsylvania, and Fort Myers, Florida, to its route system in 2005, and continued to grow its Chicago Midway service. The Company has increased its capacity at Chicago Midway Airport nearly 60 percent since third quarter 2004 and plans to continue to add service to this market. The Company began service to Denver, Colorado, in January 2006, and has already announced plans to add service and destinations in 2006. Denver represents the 62nd city to which the Company flies.

In December 2005, we completed a transaction with ATA Airlines, Inc. (ATA), as a part of ATA’s bankruptcy proceedings, acquiring the leasehold rights to four additional gates at Chicago Midway in exchange for a $20 million reduction in our outstanding debtor-in-possession loan. The codeshare agreement with ATA was recently expanded to include ATA flights from DFW International Airport to Chicago Midway. The Company also recently announced an additional codeshare expansion to include connecting service through Houston Hobby and Oakland, beginning April 2006. See Note 2 to the Consolidated Financial Statements for further information on the Company’s relationship and recent transactions with ATA.

During 2005, the Company added 33 new 737-700 aircraft to its fleet and retired its remaining five 737-200 aircraft, resulting in a net available seat mile (ASM) capacity increase of 10.8 percent. This brought the Company’s all-737 fleet to 445 aircraft at the end of 2005. ASM capacity currently is expected to grow approximately 8 percent in 2006 with the planned addition of 33 new Boeing 737-700 aircraft.

RESULTS OF OPERATIONS

2005 COMPARED WITH 2004 The Company's consolidated net income for 2005 was $484 million ($.60 per share, diluted), as compared to 2004 net income of $215 million ($.27 per share, diluted), an increase of $269 million or 125.1 percent. Operating income for 2005 was $725 million, an increase of $321 million, or 79.5 percent, compared to 2004. The increase in operating income primarily was due to higher revenues from the Company’s fleet growth, improved load factors, and higher fares, which more than offset a significant increase in the cost of jet fuel. The larger percentage increase in net income compared to operating income primarily was due to variability in Other (gains) losses, net, due to unrealized 2005 gains resulting from the Company’s fuel hedging activities, in accordance with SFAS 133.

OPERATING REVENUES  Consolidated operating revenues increased $1.1 billion, or 16.1 percent, primarily due to a $1.0 billion, or 15.9 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an increase in capacity, an increase in RPM yield, and an increase in load factor. Holding other factors constant (such as yields and load factor), almost 70 percent of the increase in passenger revenue was due to the Company’s 10.8 percent increase in available seat miles compared to 2004. The Company increased available seat miles as a result of the net addition of 28 aircraft (33 new 737-700 aircraft net of five 737-200 aircraft retirements). Approximately 18 percent of the increase in passenger revenue was due to the 2.8 percent increase in passenger yields. Average passenger fares increased 5.8 percent compared to 2004, primarily due to lower fare discounting because of the strong demand for air travel coupled with the availability of fewer seats from industrywide domestic capacity reductions. The remainder of the passenger revenue increase primarily was due to the 1.2 point increase in the Company’s load factor compared to 2004. The 70.7 percent load factor for 2005 represented the highest annual load factor in the Company’s history.

The Company continues to be encouraged by the airline revenue environment. Although the Company significantly downsized its New Orleans operations following Hurricane Katrina during third quarter 2005, some of those flights have been added back as demand has increased to that city. In addition, because of strong industry demand, the Company was able to quickly re-deploy available aircraft from the New Orleans reduction in service to meet service needs in other cities within the Company’s network. The outlook for first quarter 2006 is favorable as the Company continues to enjoy strong revenue momentum and benefit from reductions in competitive capacity.

Consolidated freight revenues increased $16 million, or 13.7 percent. Approximately 65 percent of the increase was due to an increase in freight and cargo revenues, primarily due to higher rates charged on shipments. The remaining 35 percent of the increase was due to higher mail revenues. The U.S. Postal Service periodically reallocates the amount of mail business given to commercial and freight air carriers and, during 2005, shifted more business to commercial carriers. Other revenues increased $39 million, or 29.3 percent, compared to 2004. Approximately 35 percent of the increase was from commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card. An additional 35 percent of the increase was due to an increase in excess baggage charges, as the Company modified its fee policy related to the weight of checked baggage during second quarter 2005. Among other changes, the limit at which baggage charges apply was reduced to 50 pounds per checked bag.

OPERATING EXPENSES  Consolidated operating expenses for 2005 increased $733 million, or 12.0 percent, compared to the 10.8 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2005 and 2004 followed by explanations of these changes on a per-ASM basis:

					Increase		Percent
	2005		2004		(decrease)		change

Salaries, wages, and benefits	3.27	¢	3.35	¢	(.08	¢	(2.4)%
Fuel and oil	1.58		1.30		.28		21.5
Maintenance materials and repairs	.52		.61		(.09		(14.8)
Aircraft rentals	.19		.23		(.04		(17.4)
Landing fees and other rentals	.53		.53		-		-
Depreciation and amortization	.55		.56		(.01		(1.8)
Other	1.41		1.39		.02		1.4
Total	8.05	¢	7.97	¢	.08	¢	1.0%

Operating expenses per ASM increased 1.0 percent to 8.05 cents, primarily due to an increase in jet fuel prices, net of hedging gains. The Company was able to hold flat or reduce unit costs in every cost category, except fuel expense and other operating expense, through a variety of cost reduction and productivity efforts. These efforts, however, were entirely offset by the significant increase in the cost of fuel. Excluding fuel, CASM was 2.8 percent lower than 2004, at 6.48 cents.

Salaries, wages, and benefits expense per ASM decreased 2.4 percent compared to 2004, primarily due to a reduction in share-based compensation expense, the majority of which is due to stock-options granted by the Company. As a result of the timing of grants in prior years and their related vesting provisions, share-based compensation expense decreased from $135 million in 2004 to $80 million in 2005. Excluding the impact of share-based compensation expense, salaries, wages, and benefits decreased slightly due to productivity efforts that have enabled the Company to grow overall headcount at a rate that is less than the growth in ASMs. This decrease was partially offset by higher average wage rates, and higher profitsharing expense associated with the Company’s higher earnings.

The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association, which becomes amendable during September 2006. The Company’s Customer Service and Reservations Agents are subject to an agreement with the International Association of Machinists and Aerospace Workers (“IAM”), which becomes amendable during November 2008, but which may become amendable during 2006 at the IAM’s option, under certain conditions. The Company’s Ramp, Operations, and Provisioning and Freight Agents are subject to an agreement with the Transportation Workers of America, AFL-CIO (“TWU”), which becomes amendable during November 2008, but which may become amendable during 2006 at the TWU’s option, under certain conditions. The Company is currently unable to predict whether its contracts with the IAM and TWU will become amendable during 2006.

Fuel and oil expense per ASM increased 21.5 percent, primarily due to a 24.8 percent increase in the average jet fuel cost per gallon, net of hedging gains. The average cost per gallon of jet fuel in 2005 was $1.03 compared to 82.8 cents in 2004, excluding fuel-related taxes and net of hedging gains. The Company's 2005 and 2004 average jet fuel costs are net of approximately $892 million and $455 million in gains from hedging activities, respectively. See Note 9 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company has taken to improve the fuel efficiency of its aircraft. These steps primarily included the addition of blended winglets to all of the Company’s 737-700 aircraft, and the upgrade of certain engine components on many aircraft. The Company estimates that these and other efficiency gains saved the Company approximately $70 million during 2005, at average unhedged market jet fuel prices.

Maintenance materials and repairs per ASM decreased 14.8 percent compared to 2004, primarily due to a decrease in repair events for aircraft engines.

Aircraft rentals per ASM decreased 17.4 percent. Of the 33 aircraft the Company acquired during 2005, all are owned. In addition, during 2005, the Company renegotiated the leases on four aircraft, and, as a result, reclassified these aircraft from operating leases to capital leases. These transactions have increased the Company’s percentage of aircraft owned or on capital lease to 81 percent at December 31, 2005, from 79 percent at December 31, 2004.

Depreciation expense per ASM decreased 1.8 percent. An increase in depreciation expense per ASM from 33 new 737-700 aircraft purchased during 2005 and the higher percentage of owned aircraft, was more than offset by lower expense associated with the Company’s retirement of its 737-200 fleet and all 737-200 remaining spare parts by the end of January 2005.

Other operating expenses per ASM increased 1.4 percent compared to 2004. Approximately 75 percent of the increase relates to higher 2005 security fees in the form of a $24 million retroactive assessment the Company received from the Transportation Security Administration in January 2006. The Company intends to vigorously contest this assessment; however, if it is unsuccessful in reversing or modifying it, 2006 security fees will be at similar levels. The remainder of the increase primarily related to higher fuel taxes as a result of the substantial increase in fuel prices compared to 2004.

OTHER “Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased by $34 million, or 38.6 percent, primarily due to an increase in floating interest rates. The majority of the Company’s long-term debt is at floating rates. Excluding the effect of any new debt offerings the Company may execute during 2006, the Company expects an increase in interest expense compared to 2005, due to higher expected floating interest rates, partially offset by the borrowings due to be repaid in 2006 on their redemption dates. See Note 9 to the Consolidated Financial Statements for more information. Capitalized interest was flat compared to 2004 as lower 2005 progress payment balances for scheduled future aircraft deliveries were offset by higher interest rates. Interest income increased $26 million, or 123.8 percent, primarily due to an increase in rates earned on cash and investments. “Other (gains) losses, net” primarily includes amounts recorded in accordance with SFAS 133. See Note 9 to the Consolidated Financial Statements for more information on the Company’s hedging activities. During 2005, the Company recognized approximately $35 million of expense related to amounts excluded from the Company's measurements of hedge effectiveness. Also during 2005, the Company recognized approximately $110 million of additional income in "Other (gains) losses, net," related to the ineffectiveness of its hedges and the loss of hedge accounting for certain hedges. Of this additional income, approximately $77 million was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was unrealized ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to contracts that settled during 2005. For 2004, the Company recognized approximately $24 million of expense related to amounts excluded from the Company's measurements of hedge effectiveness and $13 million in expense related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, increased to 37.88 percent in 2005 from 36.54 percent in 2004. The 2004 rate was favorably impacted by an adjustment related to the ultimate resolution of an airline industry-wide issue regarding the tax treatment of certain aircraft engine maintenance costs, and lower state income taxes. The adoption of SFAS 123R will make it more difficult to forecast future effective income tax rates due to the difference in treatment of certain types of stock options for tax purposes. See Note 12 to the Consolidated Financial Statements for further information.

2004 COMPARED WITH 2003 The Company's consolidated net income for 2004 was $215 million ($.27 per share, diluted), as compared to 2003 net income of $372 million ($.46 per share, diluted), a decrease of $157 million or 42.2 percent. Operating income for 2004 was $404 million, an increase of $26 million, or 6.9 percent compared to 2003.

As disclosed in Note 16 to the Consolidated Financial Statements, results for 2003 included $271 million as “Other gains” from the Emergency Wartime Supplemental Appropriations Act (Wartime Act). The Company believes that excluding the impact of this special item enhances comparative analysis of results. The grant was made to stabilize and support the airline industry as a result of the 2003 war with Iraq. Financial results including the grant were not indicative of the Company’s operating performance for 2003, nor should they be considered in developing trend analysis for future periods. There were no special items in 2004. The following table reconciles and compares results reported in accordance with Generally Accepted Accounting Principles (GAAP) for 2004 and 2003 with results excluding the impact of the government grant received in 2003:

(in millions, except per share and per ASM amounts)	2004	2003

Operating expenses, as reported	$6,126	$5,559
Profitsharing impact of government grant	-	(40)
Operating expenses, excluding grant impact	$6,126	$5,519

Operating expenses per ASM, as reported	$.0797	$.0774
Profitsharing impact of government grant	-	(.0006)
Operating expenses per ASM, excluding grant impact	$.0797	$.0768

Operating income, as reported	$404	$378
Profitsharing impact of government grant	-	40
Operating income, excluding impact of government grants	$404	$418

Net income, as reported	$215	$372
Government grant, net of income taxes and profitsharing	-	(144)
Net income, excluding government grants	$215	$228

Net income per share, diluted, as reported	$.27	$.46
Government grant, net of income taxes and profitsharing	-	(.18)
Net income per share, diluted, excluding government grants	$.27	$.28

Excluding the government grant received, consolidated net income for 2004 decreased $13 million, or 5.7 percent, compared to 2003 net income of $228 million. The decrease primarily was due to higher share-based compensation expense, partially offset by higher revenues from the Company’s fleet growth and addition of capacity. Excluding the impact of the 2003 government grant, 2004 operating income decreased $14 million, or 3.3 percent, compared to 2003.

OPERATING REVENUES  Consolidated operating revenues increased $593 million, or 10.0 percent, primarily due to a $539 million, or 9.4 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an 11.4 percent increase in RPMs flown, driven by the Company’s growth and a 2.7 point increase in the Company’s load factor compared to 2003.

The Company increased ASMs by 7.1 percent compared to 2003, primarily as a result of the net addition of 29 aircraft during 2004 (47 new aircraft, net of 18 aircraft retirements). The Company's load factor for 2004 (RPMs divided by ASMs) was 69.5 percent, compared to 66.8 percent for 2003. Although this represented a strong load factor performance for the Company, passenger yields for 2004 (passenger revenue divided by RPMs) remained under considerable pressure due to significant capacity increases by a large majority of carriers. Passenger yields for 2004 declined to $.1176, compared to $.1197 in 2003, a decrease of 1.8 percent, because of heavy fare discounting arising as a result of the glut in industry seats available.

Consolidated freight revenues increased $23 million, or 24.5 percent. Approximately 70 percent of the increase was due to an increase in freight and cargo revenues, primarily due to more units shipped. The remaining 30 percent of the increase was due to higher mail revenues, as the U.S. Postal Service shifted more business to commercial carriers. Other revenues increased $31 million, or 30.4 percent, primarily due to an increase in commissions earned from programs the Company sponsors with certain business partners, such as the Company-sponsored Chase® Visa card.

OPERATING EXPENSES  Consolidated operating expenses for 2004 increased $567 million, or 10.2 percent, compared to the 7.1 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2004 and 2003 followed by explanations of these changes on a per-ASM basis:

					Increase		Percent
	2004		2003		(decrease)		change

Salaries, wages, and benefits	3.35	¢	3.25	¢	.10	¢	3.1%
Fuel and oil	1.30		1.16		.14		12.1
Maintenance materials and repairs	.61		.60		.01		1.7
Aircraft rentals	.23		.25		(.02		(8.0)
Landing fees and other rentals	.53		.52		.01		1.9
Depreciation and amortization	.56		.53		.03		5.7
Other	1.39		1.43		(.04		(2.8)
Total	7.97	¢	7.74	¢	.23	¢	3.0%

Operating expenses per ASM increased 3.0 percent to $.0797, primarily due to an increase in jet fuel prices, net of hedging gains, and an increase in salaries, wages, and benefits. These increases were partially offset by the Company’s elimination of commissions paid to travel agents, which was effective December 15, 2003.

Salaries, wages, and benefits expense per ASM increased 3.1 percent, inclusive of $40 million in additional expense from the profitsharing impact of the 2003 government grant. Excluding the profitsharing impact of the 2003 government grant, approximately 60 percent of the increase per ASM was due to higher salaries expense, primarily from higher average wage rates, and 20 percent was due to higher benefits costs, primarily health care and workers’ compensation.

During second quarter 2004, the Company and the Transport Workers Union Local 556 reached a tentative labor agreement for the Company’s Flight Attendants, which included both pay increases and the issuance of stock options. During July 2004, a majority of the Company’s Flight Attendants ratified the labor agreement, which is for the period from June 1, 2002, to May 31, 2008.

During third quarter 2004, the Company and the Aircraft Mechanics Fraternal Association, representing the Company’s Mechanics, agreed to extend the date the current agreement becomes amendable to August 2008. The extension included both pay raises and the issuance of stock options, and was ratified by a majority of the Company’s Mechanics.

During third quarter 2004, the Company and the International Brotherhood of Teamsters, representing the Company’s Flight Simulator Technicians, agreed to extend the date the current agreement becomes amendable to November 2011. The extension included both pay raises and the issuance of stock options, and was ratified by a majority of the Company’s Simulator Technicians.

Fuel and oil expense per ASM increased 12.1 percent, primarily due to a 14.5 percent increase in the average jet fuel cost per gallon, net of hedging gains. The average cost per gallon of jet fuel in 2004 was 82.8 cents compared to 72.3 cents in 2003, excluding fuel-related taxes but including the effects of hedging activities. The Company's 2004 and 2003 average jet fuel costs are net of approximately $455 million and $171 million in gains from hedging activities, respectively. See Note 9 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company took to improve the fuel efficiency of its aircraft. These steps primarily included the addition of blended winglets to 177 of the Company’s 737-700 aircraft as of December 31, 2004, and the upgrade of certain engine components on many aircraft. The Company estimates that these and other efficiency gains saved the Company approximately $28 million in 2004, at average unhedged market jet fuel prices.

Aircraft rentals per ASM and depreciation and amortization expense per ASM were both impacted by a higher percentage of the aircraft fleet being owned. Aircraft rentals per ASM decreased 8.0 percent while depreciation and amortization expense per ASM increased 5.7 percent. Of the 47 aircraft the Company acquired during 2004, 46 are owned and one is on operating lease. This, along with the retirement of 16 owned and two leased aircraft, increased the Company’s percentage of aircraft owned or on capital lease to 79 percent at December 31, 2004, from 77 percent at December 31, 2003.

Landing fees and other rentals per ASM increased 1.9 percent primarily due to the Company’s expansion of gate and counter space at several airports across our system.

Other operating expenses per ASM decreased 2.8 percent compared to 2003 primarily due to the elimination of commissions paid to travel agents, effective December 15, 2003. In addition to this change, an increase in expense from higher fuel taxes as a result of the substantial increase in fuel prices was mostly offset by lower advertising expense.

OTHER “Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense decreased by $3 million, or 3.3 percent, primarily due to the Company’s October 2003 redemption of $100 million of senior unsecured 8 ¾% Notes originally issued in 1991. This decrease was partially offset by the Company’s September 2004 issuance of $350 million 5.25% senior unsecured notes and the fourth quarter 2004 issuance of $112 million in floating-rate financing. Concurrently with the September 2004 issuance, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to floating rate. See Note 9 to the Consolidated Financial Statements for more information on the interest-rate swap agreement. Capitalized interest increased $6 million, or 18.2 percent, primarily as a result of higher 2004 progress payment balances for scheduled future aircraft deliveries, compared to 2003. Interest income decreased $3 million, or 12.5 percent, primarily due to a decrease in average invested cash balances. Other gains in 2003 primarily resulted from the government grant of $271 million received pursuant to the Wartime Act. See Note 16 to the Consolidated Financial Statements for further discussion of the grant. Other losses in 2004 primarily include amounts recorded in accordance with SFAS 133. See Note 9 to the Consolidated Financial Statements for more information on the Company’s hedging activities. During 2004, the Company recognized approximately $24 million of expense related to amounts excluded from the Company's measurements of hedge effectiveness and $13 million in expense related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes, decreased to 36.54 percent in 2004 from 38.35 percent in 2003. Approximately half of the rate reduction was due to lower effective state income tax rates. The remainder of the decrease primarily was due to a favorable adjustment related to the ultimate resolution of an airline industry-wide issue regarding the tax treatment of certain aircraft engine maintenance costs.

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $2.1 billion in 2005 compared to $1.1 billion in 2004. For the Company, operating cash inflows primarily are derived from providing air transportation for Customers. The vast majority of tickets are purchased prior to the day on which travel is provided and, in some cases, several months before the anticipated travel date. Operating cash outflows primarily are related to the recurring expenses of operating the airline. For 2005, the increase in operating cash flows primarily was due to an increase in “Accounts payable and accrued liabilities” and higher net income in 2005 versus 2004. There was a $1.0 billion increase in accrued liabilities, primarily related to a $620 million increase in counterparty deposits associated with the Company’s fuel hedging program. For further information on the Company’s hedging program and counterparty deposits, see Note 9 to the Consolidated Financial Statements, and Item 7A. Qualitative and Quantitative Disclosures about Market Risk, respectively. Cash generated in 2005 and in 2004 primarily was used to finance aircraft-related capital expenditures and to provide working capital.

Cash flows used in investing activities in 2005 totaled $1.1 billion compared to $1.7 billion in 2004. Investing activities in both years primarily consisted of payments for new 737-700 aircraft delivered to the Company and progress payments for future aircraft deliveries. The Company purchased 33 new 737-700 aircraft in 2005 versus the purchase of 46 new 737-700s in 2004. In addition, progress payments for future deliveries were higher in 2004 than 2005. See Note 3 to the Consolidated Financial Statements. Investing activities for 2004 were also reduced $124 million by a change in the balance of the Company’s short-term investments, namely auction rate securities. Also, 2005 and 2004 included payments of $6 million and $34 million, respectively, for certain ATA assets. See Note 2 to the Consolidated Financial Statements for further information on the Company’s transaction with ATA.

Net cash provided by financing activities was $260 million in 2005, primarily from the issuance of $300 million senior unsecured 5.125% notes in February 2005, net of the redemption of the Company’s $100 million senior unsecured 8% notes in March 2005. During 2005, the Company also received proceeds of $132 million from Employee exercises of stock options under its stock plans and repurchased $55 million of its common stock. In 2004, net cash provided by financing activities was $156 million, primarily from the issuance of $520 million in long-term debt. The majority of the debt issuance was the $350 million senior unsecured notes issued in September 2004, and the fourth quarter 2004 issuance of $112 million in floating-rate financing. The largest 2004 cash outflows in financing activities were from the Company’s repurchase of $246 million of its common stock during 2004, and the redemption of long-term debt, primarily the $175 million Aircraft Secured Notes that came due in November 2004. See Note 6 to the Consolidated Financial Statements for more information on the issuance and redemption of long-term debt.

The Company has various options available to meet its 2006 capital and operating commitments, including cash on hand and short-term investments at December 31, 2005, of $2.5 billion, internally generated funds, and a $600 million bank revolving line of credit. In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements. The Company believes it has access to a wide variety of financing arrangements because of its excellent credit ratings, unencumbered assets, modest leverage, and consistent profitability.

The Company currently has outstanding shelf registrations for the issuance of up to $1.3 billion in public debt securities and pass through certificates, which it may utilize for aircraft financings or other purposes in the future. The Company may issue a portion of these securities in 2006, primarily to replace debt that is coming due and to fund current fleet growth plans.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

Southwest has contractual obligations and commitments primarily with regard to future purchases of aircraft, payment of debt, and lease arrangements. Along with the receipt of 33 new 737-700 aircraft in 2005, the Company has exercised its remaining options for aircraft to be delivered in 2006, and some of its options for aircraft to be delivered in 2007. As of January 2006, the Company had firm orders for 33 737-700 aircraft in 2006, 29 in 2007, and six in 2008. The Company also had options for seven 737-700 aircraft in 2007, 25 in 2008, and an additional 217 purchase rights for 737-700 aircraft for the years 2007 through 2012. The Company has the option to substitute 737-600s or -800s for the -700s. This option is applicable to aircraft ordered from the manufacturer and must be exercised two years prior to the contractual delivery date.

The Company has engaged in off-balance sheet arrangements in the leasing of aircraft. The leasing of aircraft provides flexibility to the Company effectively as a source of financing. Although the Company is responsible for all maintenance, insurance, and expense associated with operating the aircraft, and retains the risk of loss for leased aircraft, it has not made any guarantees to the lessors regarding the residual value (or market value) of the aircraft at the end of the lease terms.

As shown in Item 2., and as disclosed in Note 7 to the Consolidated Financial Statements, the Company operates 93 aircraft leased from third parties, of which 84 are operating leases. As prescribed by GAAP, assets and obligations under operating leases are not included in the Company’s Consolidated Balance Sheet. Disclosure of the contractual obligations associated with the Company’s leased aircraft are included below as well as in Note 7 to the Consolidated Financial Statements.

The following table aggregates the Company’s material expected contractual obligations and commitments as of December 31, 2005:

	Obligations by period (in millions)
		2007	2009	Beyond
Contractual obligations	2006	- 2008	- 2010	2010	Total
Long-term debt (1)	$596	$123	$28	$1,222	$1,969
Interest commitments (2)	37	51	45	214	347
Capital lease commitments (3)	16	32	31	12	91
Operating lease commitments	332	583	454	1,164	2,533
Aircraft purchase commitments (4)	740	538	-	-	1,278
Other purchase commitments	44	26	24	11	105
Total contractual obligations	$1,765	$1,353	$582	$2,623	$6,323

(1) Includes current maturities, but excludes amounts associated with interest rate swap agreements
(2) Related to fixed-rate debt
(3) Includes amounts classified as interest
(4) Firm orders from the manufacturer

The Company may issue a portion of its $1.3 billion in outstanding shelf registrations as public debt securities during 2006.

There were no outstanding borrowings under the revolving credit facility at December 31, 2005. See Note 5 to the Consolidated Financial Statements for more information on the Company’s revolving credit facility.

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing present and anticipated proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. This program was completed during first quarter 2005, resulting in the total repurchase of approximately 20.9 million of its common shares.

In January 2006, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s Consolidated Financial Statements have been prepared in accordance with United States GAAP. The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying footnotes. The Company’s estimates and assumptions are based on historical experience and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most subjective judgments. The Company’s most critical accounting policies and estimates are described below.

Revenue Recognition

As described in Note 1 to the Consolidated Financial Statements, tickets sold for passenger air travel are initially deferred as “Air traffic liability.” Passenger revenue is recognized and air traffic liability is reduced when the service is provided (i.e., when the flight takes place). “Air traffic liability” represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The balance in “Air traffic liability” fluctuates throughout the year based on seasonal travel patterns and fare sale activity. The Company’s “Air traffic liability” balance at December 31, 2005 was $649 million, compared to $529 million as of December 31, 2004.

Estimating the amount of tickets that will be refunded, exchanged, or forfeited involves some level of subjectivity and judgment. The majority of the Company’s tickets sold are nonrefundable, which is the primary source of forfeited tickets. According to the Company’s “Contract of Carriage”, tickets that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or can be refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. Fully refundable tickets are rarely forfeited. “Air traffic liability” includes an estimate of the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s estimates with respect to forfeited tickets. Holding other factors constant, a ten-percent change in the Company’s estimate of the amount of refunded, exchanged, or forfeited tickets for 2005 would have resulted in a $13 million change in Passenger revenues recognized for that period.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns, as noted, can result in actual refunds, exchanges, or forfeited tickets differing significantly from estimates. The Company evaluates its estimates within a narrow range of acceptable amounts. If actual refunds, exchanges, or forfeiture experience results in an amount outside of this range, estimates and assumptions are reviewed and adjustments to “Air traffic liability” and to “Passenger revenue” are recorded, as necessary. Additional factors that may affect estimated refunds and exchanges include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and promotional fare activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund, exchange, and forfeiture activity may vary from estimated amounts. No material adjustments were recorded for years 2003, 2004, or 2005.

The Company believes it is unlikely that materially different estimates for future refunds, exchanges, and forfeited tickets would be reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Accounting for Long-Lived Assets

As of December 31, 2005, the Company had approximately $12.5 billion (at cost) of long-lived assets, including $10.6 billion (at cost) in flight equipment and related assets. Flight equipment primarily relates to the 361 Boeing 737 aircraft in the Company’s fleet at December 31, 2005, which are either owned or on capital lease. The remaining 84 Boeing 737 aircraft in the Company’s fleet at December 31, 2005, are on operating lease. In accounting for long-lived assets, the Company must make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate.

The following table shows a breakdown of the Company’s long-lived asset groups along with information about estimated useful lives and residual values of these groups:

	Estimated	Estimated
	Useful Life	Residual value

Aircraft and engines	23 to 25 years	15%
Aircraft parts	Fleet life	4%
Ground property and equipment	5 to 30 years	0%-10%
Leasehold improvements	5 years or lease term	0%

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Aircraft estimated useful lives are based on the number of “cycles” flown (one take-off and landing). The Company has made a conversion of cycles into years based on both its historical and anticipated future utilization of the aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, changes in utilization of the aircraft (actual cycles during a given period of time), governmental regulations on aging aircraft, and changing market prices of new and used aircraft of the same or similar types. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets for impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, and operating or cash flow losses associated with the use of the long-lived asset. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft, generate positive cash flow, and produce profits. Consequently, the Company has not identified any impairments related to its existing aircraft fleet. The Company will continue to monitor its long-lived assets and the airline operating environment.

The Company believes it unlikely that materially different estimates for expected lives, expected residual values, and impairment evaluations would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Financial Derivative Instruments

The Company utilizes financial derivative instruments primarily to manage its risk associated with changing jet fuel prices, and accounts for them under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (SFAS 133). See “Qualitative and Quantitative Disclosures about Market Risk” for more information on these risk management activities and see Note 9 to the Consolidated Financial Statements for more information on SFAS 133, the Company’s fuel hedging program, and financial derivative instruments.

SFAS 133 requires that all derivatives be marked to market (fair value) and recorded on the Consolidated Balance Sheet. At December 31, 2005, the Company was a party to over 400 financial derivative instruments, related to fuel hedging, for year 2006 and beyond. The fair value of the Company’s fuel hedging financial derivative instruments recorded on the Company’s Consolidated Balance Sheet as of December 31, 2005, was $1.7 billion, compared to $796 million at December 31, 2004. The large increase in fair value primarily was due to the dramatic increase in energy prices throughout 2005, and the Company’s addition of derivative instruments to increase its hedge positions in future years. Changes in the fair values of these instruments can vary dramatically, as was evident during 2005, based on changes in the underlying commodity prices. Market price changes can be driven by factors such as supply and demand, inventory levels, weather events, refinery capacity, political agendas, and general economic conditions, among other items. The financial derivative instruments utilized by the Company primarily are a combination of collars, purchased call options, and fixed price swap agreements. The Company does not purchase or hold any derivative instruments for trading purposes.

The Company enters into financial derivative instruments with third party institutions in “over-the-counter” markets. Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on historical variations to those like commodities.

Fair values for financial derivative instruments and forward jet fuel prices are both estimated prior to the time that the financial derivative instruments settle, and the time that jet fuel is purchased and consumed, respectively. However, once settlement of the financial derivative instruments occurs and the hedged jet fuel is purchased and consumed, all values and prices are known and are recognized in the financial statements. Based on these actual results once all values and prices become known, the Company’s estimates have proved to be materially accurate.

Estimating the fair value of these fuel hedging derivatives and forward prices for jet fuel will also result in changes in their values from period to period and thus determine how they are accounted for under SFAS 133. To the extent that the total change in the estimated fair value of a fuel hedging instrument differs from the change in the estimated price of the associated jet fuel to be purchased, both on a cumulative and a period-to-period basis, ineffectiveness of the fuel hedge can result, as defined by SFAS 133. This could result in the immediate recording of noncash charges or income, even though the derivative instrument may not expire until a future period. Likewise, if a cash flow hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Other gains and losses” in the income statement in the period of the change.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil-related commodities, especially considering the recent volatility in the prices of refined products. In addition, given the magnitude of the Company’s fuel hedge portfolio total market value, ineffectiveness can be highly material to financial results. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result in increased volatility in the Company’s results. Prior to 2005, the Company had not experienced significant ineffectiveness in its fuel hedges accounted for under SFAS 133, in relation to the fair value of the underlying financial derivative instruments. The significant increase in the amount of hedge ineffectiveness and unrealized gains on derivative contracts settling in future periods recorded during 2005 was due to a number of factors. These factors included: the recent significant increase in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses in hedging. The number of instances in which the Company has discontinued hedge accounting for specific hedges has increased recently, primarily due to the foregoing reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued and correspondingly higher variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil-related products are leveraged over large dollar volumes.

SFAS 133 is a complex accounting standard with stringent requirements, including the documentation of a Company hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is executed by the Company. As required by SFAS 133, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of jet fuel to changes in the prices of the commodities used for hedging purposes (crude oil, heating oil, and unleaded gasoline).

The Company continually looks for better and more accurate methodologies in forecasting future cash flows relating to its jet fuel hedging program. These estimates are used in the measurement of effectiveness for the Company’s fuel hedges, as required by SFAS 133. Any changes to the Company’s methodology for estimating future cash flows (i.e., jet fuel prices) will be applied prospectively, in accordance with SFAS 133. While the Company would expect that a change in the methodology for estimating future cash flows would result in more effective hedges over the long-term, such a change could result in more ineffectiveness, as defined, in the short-term, due to the prospective nature of enacting the change.

The Company also utilizes financial derivative instruments in the form of interest rate swap agreements. The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. Concurrently, the Company's interest rate hedges are also intended to take advantage of market conditions in which short-term rates are significantly lower than the fixed longer term rates on the Company's long-term debt. During 2003, the Company entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012, and $375 million 5.496% Class A-2 pass-through certificates due 2006. The floating rate paid under each agreement sets in arrears. Under the first agreement, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2005 is estimated to be 6.46 percent based on actual and forward rates at December 31, 2005. Under the second agreement, the Company pays LIBOR plus a margin every six months and receives 5.496% every six months on a notional amount of $375 million until November 1, 2006. Based on actual and forward rates at December 31, 2005, the average floating rate paid under this agreement during 2005 is estimated to be 6.73 percent.

During 2004, the Company also entered into an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The floating rate is set in advance. The average floating rate paid under this agreement during 2005 was 3.82 percent.

The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. In addition, these interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, as defined by SFAS 133. Under the “shortcut” method, the hedges are assumed to be perfectly effective, and, thus, there is no ineffectiveness to be recorded in earnings. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2005, was a liability of approximately $31 million. The comparable fair value of these same agreements at December 31, 2004, was a liability of $16 million. The long-term portion of these amounts are recorded in “Other deferred liabilities” in the Consolidated Balance Sheet for each respective year and the current portion is reflected in “Accrued liabilities.” In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 9 to the Consolidated Financial Statements.

The Company believes it is unlikely that materially different estimates for the fair value of financial derivative instruments, and forward jet fuel prices, would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Share-Based Compensation

The Company has share-based compensation plans covering the majority of its Employee groups, including plans adopted via collective bargaining, a plan covering the Company's Board of Directors, and plans related to employment contracts with one Executive Officer of the Company. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. See Notes 1 and 12 to the Consolidated Financial Statements.

Under the modified retrospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods have been retroactively adjusted utilizing the pro forma disclosures in those prior financial statements, except as noted. As part of this revision, the Company recorded cumulative share-based compensation expense of $409 million for the period 1995-2005, resulting in a reduction to Retained earnings in the accompanying Consolidated Balance Sheet as of December 31, 2005. This adjustment, along with the creation of a net Deferred income tax asset in the amount of $130 million, resulted in an offsetting increase to Capital in excess of par value in the amount of $539 million in the accompanying Consolidated Balance Sheet as of December 31, 2005. The Deferred tax asset represents the portion of the cumulative expense related to stock options that will result in a future tax deduction.

The Consolidated Statement of Income for 2005, 2004, and 2003 reflects share-based compensation cost of $80 million, $135 million, and $107 million, respectively. The total tax benefit recognized from share-based compensation arrangements for 2005, 2004, and 2003 was $25 million, $46 million, and $36 million, respectively. For 2005, 2004, and 2003, the Company’s net earnings were reduced by $55 million, $89 million, and $71 million, respectively, compared to the previous accounting method under APB 25. For 2005, 2004, and 2003, net income per share, basic was reduced by $.08, $.12, and $.09, respectively, compared to the previous accounting under APB 25. For 2005, 2004, and 2003, net income per share, diluted was reduced by $.06, $.10, and $.08, respectively, compared to the previous accounting under APB 25.

The Company estimates the fair value of stock option awards on the date of grant utilizing a modified Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. However, certain assumptions used in the Black-Scholes model, such as expected term and expected stock price volatility, can be adjusted to incorporate the unique characteristics of the Company’s stock option awards. Prior to 2005, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. For 2005, the Company relied on observations of both historical volatility trends as well as implied future volatility observations as determined by independent third parties. For 2005 stock option grants, the Company utilized expected volatility based on the expected life of the option, but within a range of 25% to 27%. In determining the expected life of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups.

Other assumptions required for estimating fair value with the Black-Scholes model are the expected risk-free interest rate and expected dividend yield of the Company’s stock. The risk-free interest rates used, which were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option as of the option grant date, ranged from 3.37% to 4.47% for 2005, 2.16% to 4.62% for 2004, and 1.82% to 4.10% for 2003. The expected dividend yield of the Company’s common stock over the expected term of the option on the date of grant was estimated based on the Company’s current dividend yield, and adjusted for anticipated future changes.

The fair value of options granted under the fixed option plans during 2005 ranged from $2.90 to $6.79, with a weighted-average fair value of $4.49. The fair value of options granted under the fixed option plans during 2004 ranged from $3.45 to $7.83, with a weighted-average fair value of $4.49. The fair value of options granted under the fixed option plans during 2003 ranged from $3.33 to $8.17, with a weighted-average fair value of $4.28

Vesting terms for the Company’s stock option plans differ based on the type of grant made and the group to which the options are granted. For grants made to Employees under collective bargaining plans, vesting has ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans”, options vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, we recognize expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

As of December 31, 2005, the Company has $148 million in remaining unrecognized compensation cost related to past grants of stock options, which is expected to be recognized over a weighted-average period of 2.0 years. The total recognition period for the remaining unrecognized compensation cost is approximately ten years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions.

The Company believes it is unlikely that materially different estimates for the assumptions used in estimating the fair value of stock options granted would be made based on the conditions suggested by actual historical experience and other data available at the time estimates were made.

FORWARD-LOOKING STATEMENTS

Some statements in this Form 10-K (or otherwise made by the Company or on the Company’s behalf from time to time in other reports, filings with the Securities and Exchange Commission, news releases, conferences, World Wide Web postings or otherwise) which are not historical facts, may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Southwest’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Southwest uses the words "anticipates," "believes," "estimates," "expects," "intends," "forecasts," "may," "will," "should," and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or the Company’s present expectations. Factors that could cause these differences include, but are not limited to, those set forth under Item 1A—Risk Factors.

Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

ITEM 7A. QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Southwest has interest rate risk in its floating rate debt obligations and interest rate swaps, and has commodity price risk in jet fuel required to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to manage market risk through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of fixed rate debt instruments and financial derivative instruments used to hedge its exposure to jet fuel price increases. The Company also operates 93 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in Note 7 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes. See Note 9 to the Consolidated Financial Statements for information on the Company's accounting for its hedging program and for further details on the Company's financial derivative instruments.

Fuel hedging. The Company utilizes its fuel hedges, on both a short-term and a long-term basis, as a form of insurance against significant increases in fuel prices. The Company believes there is significant risk in not hedging against the possibility of such fuel price increases. The Company expects to consume approximately 1.4 billion gallons of jet fuel in 2006. Based on this usage, a change in jet fuel prices of just one cent per gallon would impact the Company’s “Fuel and oil expense” by approximately $14 million per year, excluding any impact of the Company’s fuel hedges.

The fair values of outstanding financial derivative instruments related to the Company’s jet fuel market price risk at December 31, 2005, were net assets of $1.7 billion. The current portion of these financial derivative instruments, or $640 million, is classified as “Fuel hedge contracts” in the Consolidated Balance Sheet. The long-term portion of these financial derivative instruments, or $1.0 billion, is included in “Other assets.” The fair values of the derivative instruments, depending on the type of instrument, were determined by use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. An immediate ten-percent increase or decrease in underlying fuel-related commodity prices from the December 31, 2005, prices would correspondingly change the fair value of the commodity derivative instruments in place by approximately $420 million. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices as well as related income tax effects. This sensitivity analysis uses industry standard valuation models and holds all inputs constant at December 31, 2005, levels, except underlying futures prices.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and will periodically review counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2005, the Company had agreements with seven counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2005, the Company held $950 million in cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The deposits are included in “Accrued liabilities” on the Consolidated Balance Sheet. See also Note 9 to the Consolidated Financial Statements.

Financial market risk. The vast majority of the Company’s assets are aircraft, which are long-lived. The Company’s strategy is to maintain a conservative balance sheet and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an "A" credit rating on its senior unsecured fixed-rate debt with Standard & Poor’s and Fitch ratings agencies, and a "Baa1" credit rating with Moody's rating agency. The Company's 1999 and 2004 French Credit Agreements do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. In addition, as disclosed in Note 9 to the Consolidated Financial Statements, the Company has converted certain of its long-term debt to floating rate debt by entering into interest rate swap agreements. This includes the Company’s $385 million 6.5% senior unsecured notes due 2012, the $375 million 5.496% Class A-2 pass-through certificates due 2006, and the $350 million 5.25% senior unsecured notes due 2014. Although there is interest rate risk associated with these floating rate borrowings, the risk for the 1999 and 2004 French Credit Agreements is somewhat mitigated by the fact that the Company may prepay this debt under certain conditions. See Notes 5 and 6 to the Consolidated Financial Statements for more information on the material terms of the Company’s short-term and long-term debt.

Excluding the $385 million 6.5% senior unsecured notes, and the $350 million 5.25% senior unsecured notes that were converted to a floating rate as previously noted, the Company had outstanding senior unsecured notes totaling $500 million at December 31, 2005. These senior unsecured notes currently have a weighted-average maturity of 11.3 years at fixed rates averaging 6.125 percent at December 31, 2005, which is comparable to average rates prevailing for similar debt instruments over the last ten years. The fixed-rate portion of the Company’s pass-through certificates consists of its Class A certificates and Class B certificates, which totaled $154 million at December 31, 2005. These Class A and Class B certificates had fixed rates averaging 5.7 percent at December 31, 2005 and mature during 2006. The carrying value of the Company’s floating rate debt totaled $1.2 billion, and this debt had a weighted-average maturity of 6.0 years at floating rates averaging 6.27 percent at December 31, 2005. In total, the Company's fixed rate debt and floating rate debt represented 6.2 percent and 11.6 percent, respectively, of total noncurrent assets at December 31, 2005.

The Company also has some risk associated with changing interest rates due to the short-term nature of its invested cash, which totaled $2.3 billion, and short-term investments, which totaled $251 million, at December 31, 2005. The Company invests available cash in certificates of deposit, highly rated money market instruments, investment grade commercial paper, auction rate securities, and other highly rated financial instruments. Because of the short-term nature of these investments, the returns earned parallel closely with short-term floating interest rates. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material market interest rate risk management activities.

A hypothetical ten percent change in market interest rates as of December 31, 2005, would not have a material affect on the fair value of the Company's fixed rate debt instruments. See Note 9 to the Consolidated Financial Statements for further information on the fair value of the Company's financial instruments. A change in market interest rates could, however, have a corresponding effect on the Company's earnings and cash flows associated with its floating rate debt, invested cash, and short-term investments because of the floating-rate nature of these items. Assuming floating market rates in effect as of December 31, 2005, were held constant throughout a 12-month period, a hypothetical ten percent change in those rates would correspondingly change the Company's net earnings and cash flows associated with these items by less than $2 million. Utilizing these assumptions and considering the Company’s cash balance, short-term investments, and floating-rate debt outstanding at December 31, 2005, an increase in rates would have a net positive effect on the Company’s earnings and cash flows, while a decrease in rates would have a net negative effect on the Company’s earnings and cash flows. However, a ten percent change in market rates would not impact the Company's earnings or cash flow associated with the Company's publicly traded fixed-rate debt.

The Company is also subject to various financial covenants included in its credit card transaction processing agreement, the revolving credit facility, and outstanding debt agreements. Covenants include the maintenance of minimum credit ratings. For the revolving credit facility, the Company shall also maintain, at all times, a Coverage Ratio, as defined in the agreement, of not less than 1.25 to 1.0. The Company met or exceeded the minimum standards set forth in these agreements as of December 31, 2005. However, if conditions change and the Company fails to meet the minimum standards set forth in the agreements, it could reduce the availability of cash under the agreements or increase the costs to keep these agreements intact as written.